Exhibit 10.7#
PREMIER EXHIBITIONS, INC.
2009 EQUITY INCENTIVE PLAN
RESTRICTED SHARES AGREEMENT
Summary of Restricted Share Grant
     Premier Exhibitions, Inc., a Florida corporation (the “Company”), grants to the Participant named below, in accordance with the terms of the Premier Exhibitions, Inc. 2009 Equity Incentive Plan (the “Plan”) and this Restricted Shares Agreement (the “Agreement”), the following number of Restricted Shares, on the Date of Grant set forth below:

Name of Participant:	John A. Stone
Number of Restricted Shares:	75,000
Date of Grant:	August 6, 2009
Vesting Dates:	1/3 on the first anniversary of the Date of Grant, 1/3 on the second anniversary of the Date of Grant, and 1/3 on the third anniversary of the Date of Grant
Terms of Agreement
     1. Grant of Restricted Shares. Subject to and upon the terms, conditions, and restrictions set forth in this Agreement and in the Plan, the Company hereby grants to the Participant as of the Date of Grant, the total number of restricted Shares (the “Restricted Shares”) set forth above. The Restricted Shares shall be fully paid and nonassessable.
     2. Vesting of Restricted Shares.
          (a) The Restricted Shares shall vest if the Participant shall have remained in the continuous employ of the Company or a Subsidiary through the vesting dates set forth below with respect to the portion of Restricted Shares set forth next to such date:

Vesting Date	Portion of Shares Vested
August 6, 2010	1/3

August 6, 2011	1/3

August 6, 2012	1/3
          (b) Notwithstanding the provisions of Section 2(a), the Restricted Shares covered by this Agreement that have not yet vested under Section 2(a) shall immediately vest if, prior to the applicable vesting date the Participant’s employment with the Company and its Subsidiaries terminates by reason of death or permanent disability (defined by reference to the Company’s long-term disability plan covering the Participant).

          (c) In addition, the Restricted Shares will vest in accordance with the terms of Section 5(d) of the Employment Agreement between the Company and the Participant, dated as of August 6,, 2009 (the “Employment Agreement”), if and to the extent the applicable provisions under Section 5(d) of the Employment Agreement are triggered.
          (d) For purposes of this Agreement, the continuous employment of the Participant with the Company and its Subsidiaries shall not be deemed to have been interrupted, and the Participant shall not be deemed to have ceased to be an employee of the Company and its Subsidiaries, by reason of the transfer of his employment among the Company and its Subsidiaries or a leave of absence approved by the Committee.
     3. Forfeiture of Shares. The Restricted Shares that have not yet vested pursuant to Section 2 (and any rights associated therewith, including without limitation any dividends for which the record date occurs on or after the date of forfeiture) shall be forfeited automatically without further action or notice if the Participant ceases to be employed by the Company and its Subsidiaries other than as provided in Section 2(b) or (c). In the event of a forfeiture of the Restricted Shares, the stock book entry account representing the Restricted Shares covered by this Agreement shall be cancelled.
     4. Transferability. The Restricted Shares may not be sold, exchanged, assigned, transferred, pledged, encumbered or otherwise disposed of by the Participant, except to the Company, by will or the laws of descent and distribution, or as may otherwise be permitted by the Plan, until the Restricted Shares have vested as provided in Section 2. Any purported transfer or encumbrance in violation of the provisions of this Section 4 shall be void, and the other party to any such purported transaction shall not obtain any rights to or interest in such Restricted Shares. Any permitted transferee (other than the Company) shall remain subject to all the terms and conditions applicable to the Restricted Shares prior to such transfer.
     5. Change in Control. The Restricted Shares shall be subject to the provisions of Section 19 of the Plan in the event of a Change in Control.
     6. Dividend, Voting and Other Rights. Except as otherwise provided herein, from and after the Date of Grant, the Participant shall have all of the rights of a shareholder with respect to the Restricted Shares, including the right to vote the Restricted Shares and receive any cash dividends that may be paid thereon (which such cash dividends shall be paid to the Participant at the same time they are paid to the holders of Shares of the Company); provided, however, that any additional Shares of the Company or other securities that the Participant may become entitled to receive pursuant to a stock dividend, stock split, combination of shares, recapitalization, merger, consolidation, separation or reorganization or any other change in the capital structure of the Company shall be considered Restricted Shares and shall be subject to the same restrictions as the Restricted Shares covered by this Agreement.
     7. Custody of Restricted Shares; Stock Power. Until the Restricted Shares have vested as provided in Section 2, the Restricted Shares shall be issued in book-entry only form and shall not be represented by a certificate. The restrictions set forth in this Agreement shall be reflected on the stock transfer records maintained by or on behalf of the Company. The Participant agrees that, in order to ensure compliance with the restrictions imposed on the

Restricted Shares under this Agreement, the Company may issue appropriate “stop transfer” instructions to its transfer agent, if any. By execution of this Agreement and effective until the Restricted Shares have become vested as provided in Section 2, the Participant hereby irrevocably constitutes and appoints each of the Chief Executive Officer and the Chief Financial Officer of the Company as attorney-in-fact to transfer the Restricted Shares on the stock transfer records of the Company with full power of substitution. The Participant agrees to take any and all other actions (including without limitation executing, delivering, performing and filing such other agreements, instruments and documents) as the Company may deem necessary or appropriate to carry out and give effect to the provisions of this Agreement.
     8. No Employment Contract. Nothing contained in this Agreement shall confer upon the Participant any right with respect to continuance of employment by the Company and its Subsidiaries, nor limit or affect in any manner the right of the Company and its Subsidiaries to terminate the employment or adjust the compensation of the Participant.
     9. Relation to Other Benefits. Any economic or other benefit to the Participant under this Agreement or the Plan shall not be taken into account in determining any benefits to which the Participant may be entitled under any profit-sharing, retirement or other benefit or compensation plan maintained by the Company or its Subsidiaries and shall not affect the amount of any life insurance coverage available to any beneficiary under any life insurance plan covering employees of the Company or its Subsidiaries.
     10. Taxes and Withholding.
          (a) The Participant shall irrevocably elect on a form provided by the Company, and no later than a date specified by the Company, to satisfy the minimum amount required to be withheld for federal, state, local, foreign or other taxes attributable to the vesting of the Restricted Shares by either (i) surrendering to the Company a number of the Restricted Shares that becomes vested hereunder with a value equal to the minimum required withholding (based on the Fair Market Value of the Shares on the date of surrender); provided that to prevent the issuance of fractional shares and the under-withholding of taxes, the Participant agrees that the number of Restricted Shares surrendered shall be rounded up to the next whole number of shares, or (ii) tendering a cash payment to the Company at such time and in such amount as may be necessary to discharge the obligations of the Company (or any of its Subsidiaries) for the payment thereof. If the Participant does not elect a withholding method as provided herein (or the election does not comply with the terms and conditions established by the Company), then the required withholding obligation shall be satisfied by the Company or Subsidiary (as applicable) using the method described in Section 10(a)(i).
          (b) If the Company or any Subsidiary is required to withhold any federal, state, local, foreign or other taxes in connection with any cash dividends paid with respect to the Restricted Shares, then the Company or Subsidiary (as applicable) shall have the right in its sole discretion to either (i) withhold or cause to be withheld the required taxes from the payment of the cash dividend, (ii) require the Participant to tender a cash payment to the Company at such time and in such amount as may be necessary to discharge the obligations of the Company (or any of its Subsidiaries) for the payment of the required tax withholding, or (iii) deduct the required tax withholding from any amount of salary, bonus, incentive compensation or other amounts otherwise payable in cash to the Participant (other than deferred compensation subject to Section 409A of the Code).
     (c) If the Company or any Subsidiary is required to withhold any federal, state, local, foreign or other taxes in connection with the Participant making an election under Section 83(b) of the Code with respect to the Restricted Shares, then the Company or Subsidiary (as applicable) shall have the right in its sole discretion to either (i) require the Participant to tender a cash payment to the Company at such time and in such amount as may be necessary to discharge the obligations of the Company (or any of its Subsidiaries) for the payment of the required tax withholding, or (ii) deduct the required tax withholding from any amount of salary, bonus, incentive compensation or other amounts otherwise payable in cash to the Participant (other than deferred compensation subject to Section 409A of the Code). The Participant hereby agrees to promptly submit a copy of any election made by the Participant pursuant to Section 83(b) of the Code to the following address: Premier Exhibitions, Inc., 3340 Peachtree Road, N.E., Suite 2250, Atlanta, Georgia 30326, Attention: Corporate Secretary.
     11. Compliance with Law. The Company shall make reasonable efforts to comply with all applicable federal and state securities laws and listing requirements of the NASDAQ Global Market or any other national securities exchange, as applicable, with respect to the Restricted Shares; provided, however, notwithstanding any other provision of this Agreement, the Restricted Shares shall not be delivered or become vested if the delivery or vesting thereof would result in a violation of any such law or listing requirement.
     12. Amendments. Subject to the terms of the Plan, the Committee may modify this Agreement upon written notice to the Participant. Any amendment to the Plan shall be deemed to be an amendment to this Agreement to the extent that the amendment is applicable hereto. Notwithstanding the foregoing, no amendment of the Plan or this Agreement shall adversely affect the rights of the Participant under this Agreement without the Participant’s consent unless otherwise provided in the Plan.
     13. Severability. In the event that one or more of the provisions of this Agreement shall be invalidated for any reason by a court of competent jurisdiction, any provision so invalidated shall be deemed to be separable from the other provisions hereof, and the remaining provisions hereof shall continue to be valid and fully enforceable.
     14. Relation to Plan. This Agreement is subject to the terms and conditions of the Plan. This Agreement, the Employment Agreement, and the Plan contain the entire agreement and understanding of the parties with respect to the subject matter contained in this Agreement, and supersede all prior written or oral communications, representations and negotiations in respect thereto. In the event of any inconsistency between the provisions of this Agreement, the Employment Agreement, and the Plan, the Plan shall govern. Capitalized terms used herein without definition shall have the meanings assigned to them in the Plan. The Committee, acting pursuant to the Plan, shall, except as expressly provided otherwise herein, have the right to determine any questions which arise in connection with the grant of the Restricted Shares. All determinations and decisions made by the Committee pursuant to the provisions of the Plan shall be final, conclusive and binding on all persons.

     15. Successors and Assigns. Without limiting Section 4, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, administrators, heirs, legal representatives and assigns of the Participant, and the successors and assigns of the Company.
     16. Governing Law. The interpretation, performance, and enforcement of this Agreement shall be governed by the laws of the State of Georgia, without giving effect to the principles of conflict of laws thereof.
     17. Use of Participant’s Information. Information about the Participant and the Participant’s participation in the Plan may be collected, recorded and held, used and disclosed for any purpose related to the administration of the Plan. The Participant understands that such processing of this information may need to be carried out by the Company and its Subsidiaries and by third party administrators whether such persons are located within the Participant’s country or elsewhere, including the United States of America. The Participant consents to the processing of information relating to the Participant and the Participant’s participation in the Plan in any one or more of the ways referred to above.
     18. Electronic Delivery. The Participant hereby consents and agrees to electronic delivery of any documents that the Company may elect to deliver (including, but not limited to, prospectuses, prospectus supplements, grant or award notifications and agreements, account statements, annual and quarterly reports, and all other forms of communications) in connection with this and any other award made or offered under the Plan. The Participant understands that, unless earlier revoked by the Participant by giving written notice to the Secretary of the Company, this consent shall be effective for the duration of the Agreement. The Participant also understands that he or she shall have the right at any time to request that the Company deliver written copies of any and all materials referred to above at no charge. The Participant hereby consents to any and all procedures the Company has established or may establish for an electronic signature system for delivery and acceptance of any such documents that the Company may elect to deliver, and agrees that his or her electronic signature is the same as, and shall have the same force and effect as, his or her manual signature. The Participant consents and agrees that any such procedures and delivery may be effected by a third party engaged by the Company to provide administrative services related to the Plan.
(Signatures are on the following page)

     IN WITNESS WHEREOF, the Company has caused this Agreement to be executed on its behalf by its duly authorized officer and the Participant has also executed this Agreement, as of the Date of Grant.

PREMIER EXHIBITIONS, INC.

By:	/s/ Christopher J. Davino
Name: Christopher J. Davino
Title: President and Chief Executive Officer
     The undersigned hereby acknowledges receipt of a copy of the Plan Summary and Prospectus, and the Company’s most recent Annual Report and Proxy Statement (the “Prospectus Information”). The Participant represents that he or she is familiar with the terms and provisions of the Prospectus Information and hereby accepts the Restricted Shares on the terms and conditions set forth herein and in the Plan.

/s/ John A. Stone

Participant

Date:	August 6, 2009